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STAR GAS PARTNERS, L.P.

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News Announcement

CONTACT:

Star Gas Partners Investor Relations 203/328-7310	Robert Rinderman, Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS ANNOUNCES RECEIPT OF NEW PROPOSALS FROM KESTREL TO

AMEND EXISTING AGREEMENT

STAMFORD, CT (March 9, 2006)—Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that it had received a proposal from Kestrel Energy Partners, LLC (“Kestrel”) to amend the existing agreements for the strategic recapitalization of the Partnership (the “Kestrel Proposal”) as well as a subsequent revised proposal from Kestrel (the “Revised Kestrel Proposal”).

The Kestrel Proposal includes, among other things, an increased commitment by Kestrel to $19.5 million of new equity capital (increased from the existing Kestrel agreement which provides for a $15 million equity investment) in which they would purchase 7.5 million common units at a price of $2.60 per unit. The Kestrel Proposal also contemplates increasing to $41.125 million the rights offering to Star’s common unitholders, at a price of $2.35 per common unit (compared to the terms of the existing Kestrel agreement which provide for a $35 million rights offering at a price of $2.00 per common unit), which Kestrel would continue to backstop. The Kestrel Proposal would result in the same aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange) as under the existing Kestrel transaction and cash to the Partnership of $60.625 million (compared to the existing commitment by Kestrel of $50 million) prior to the payment of other costs.

The Kestrel Proposal is conditioned on the elimination of the “fiduciary out” provisions set forth in Section 5.11 of the Kestrel Unit Purchase Agreement, which provisions, among other things, allow the board of directors of Star’s general partner (the “Board”) to consider and approve proposals by third parties which may increase the value to Star and its unitholders.

The Kestrel Proposal indicated that, other than the terms set forth above, the terms and provisions of the existing agreement with Kestrel would remain in full force and effect.

The Kestrel Proposal will, by its terms, expire and be of no further force and effect, if not previously accepted by the Partnership, at the earlier of (i) 4:00 p.m. Eastern Time on March 9, 2006 or (ii) such time as the Partnership makes a public announcement with respect to its determination of whether the previously announced revised Soros Group proposal constitutes a “Superior Proposal” under the terms of the Kestrel Unit Purchase Agreement. Kestrel has indicated that they are considering an extension of the expiration time of the Kestrel Proposal to allow the Board additional time to consider the Kestrel Proposal.

The Board, together with its legal and financial advisors, is currently reviewing the Kestrel Proposal. While the Board has not made a final decision with respect to the Kestrel Proposal, it is not inclined, under current circumstances, to accept a proposal which eliminates the “fiduciary out” provision of its existing agreement with Kestrel, which could adversely affect the Board’s ability to secure additional value for the Partnership and its unitholders.

In response to the Board’s concerns regarding the elimination of the “fiduciary out” provision in the Kestrel Proposal, Kestrel advised the Partnership that if the Board rejected the Kestrel Proposal, Kestrel has made the Revised Kestrel Proposal which provides for an increase in Kestrel’s equity investment to $16.875 million of new equity capital in which they would purchase 7.5 million common units at a price of $2.25 per common unit, and an increased $39.375 million rights offering to Star’s holders of common units at a price of $2.25 per common unit. The Revised Kestrel Proposal would result in the same aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange) as under the existing Kestrel transaction and cash to the Partnership of $56.25 million prior to the payment of certain costs and expenses.

The Revised Kestrel Proposal indicated that, other than the terms set forth above, the terms and provisions of the existing agreement with Kestrel (including the “fiduciary out” provision) would remain in full force and effect.

The Board, together with its legal and financial advisors, will be evaluating the Revised Kestrel Proposal in the near future.

Neither the expiration of the Kestrel Proposal or Revised Kestrel Proposal would terminate the Kestrel Unit Purchase Agreement.

The existing Kestrel transaction provides for, among other things: the receipt by the Partnership of $50 million in new equity financing through the issuance to Kestrel of 7,500,000 common units at $2.00 per unit for an aggregate of $15 million and the issuance of an additional 17,500,000 common units in a rights offering to Star’s common unitholders at an exercise price of $2.00 per unit for an aggregate of $35 million. The rights in the existing Kestrel transaction agreements are non-transferable, and Kestrel has agreed to buy any common units not subscribed for in the rights offering. Pursuant to the existing Kestrel transaction, Kestrel Heat, LLC, a wholly owned subsidiary of Kestrel, would become the new general partner of the Partnership.

As previously announced on March 6, 2006, the Partnership received a revised proposal from the Soros Group for a strategic recapitalization consisting of an equity investment by the Soros Group of $32.5 million at a price of $3.25 per common unit, and a $37.5 million rights offering to Star’s common unitholders at a price of $2.50 per common unit.

As previously announced on December 5, 2005, the Partnership has entered into agreements with Kestrel and holders of approximately 94% in principal amount of its senior notes.

The agreements relating to the existing Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership has also filed proxy material relating to the existing Kestrel transaction on January 24, 2006 and a supplement to the proxy statement relating to the original Soros Group proposal on March 1, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from

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weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

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